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EXHIBIT 5.1

The Directors	Y/R:
Shire Pharmaceuticals Group Plc	O/R:	DRG/nh/63403/120002/2942797
Hampshire International Business Park Chineham Basingstoke
Hampshire RG24 8ED		12 December 2003

Dear Sirs

SHIRE PHARMACEUTICALS GROUP PLC ("Company")

1.     INTRODUCTION

  We have acted as English legal advisers to you in connection with the Registration Statement on Form S-8 of even date with this letter ("Form S-8") to be filed with the Securities and Exchange Commission ("SEC") by the Company relating to the proposed issue of up to 5,000,000 ordinary shares of five pence each in the capital of the Company ("Shares") pursuant to the Shire Pharmaceuticals 2003 Deferred Bonus Plan ("Deferred Bonus Plan") ("Transaction").

2.     DOCUMENTS EXAMINED

  For the purpose of giving this opinion, we have examined the documents specified in paragraphs 2.1 to 2.2 inclusive of this letter:

  2.1
  certified copies of the memorandum of association and the articles of association of the Company, each certified as being true and correct copies as at 28 October 2003 by the company secretary of the Company; and

  2.2
  copy of an extract of a resolution passed by the members of the Company in the annual general meeting of the Company held on 12 June 2003 approving the Deferred Bonus Plan.

  We have made enquiries of the Deputy Company Secretary of the Company who has confirmed in an email of even date with this letter that there are no other documents or arrangements in existence which have the effect of limiting or in any way restricting the Company's power or authority to issue Shares, and that there have been no amendments to the Company's memorandum and articles of association since 28 October 2003. On this basis, we would not expect to see any documentation in addition to that referred to at 2.1 and 2.2 in order to form our opinion.

  Except as expressly stated in this letter, we have not, for the purposes of this opinion, examined any corporate records of the Company or any contracts, instruments or other documents entered into by or affecting the Company and have not made any other enquiries concerning the Company. In particular, we have not investigated whether the Company is, or will by reason of the proposed issue of the Shares be in breach of any of its obligations under any other agreement, instrument or other document or under the terms of the Deferred Bonus Plan.

3.     STATUS OF OPINION

  We are qualified to practice law in England only and we express no opinion as to the laws of any other jurisdiction and none is to be implied. Our opinion is expressed on the basis of English law as it exists and is interpreted at the date of this letter. This letter expresses no opinion on European Union law as it affects any jurisdiction other than England.

4.     ASSUMPTIONS

  For the purposes of this opinion we have assumed (without making any investigation) that:

  4.1
  the extract resolution of the members of the Company referred to in paragraph 2.2 above:

  4.1.1
  was duly passed at a properly convened general meeting of the members of the Company at which a quorum was present throughout; and

  4.1.2
  has not been amended or rescinded and is in full force and effect;

  4.2
  4.2.1
  the Company has not passed a voluntary winding-up resolution;

  4.2.2
  no petition has been presented, or order made, for the winding-up or administration of the Company;

  4.2.3
  no receiver, administrative receiver, administrator or similar officer has been appointed in relation to the Company or any of its assets and

  4.2.4
  no application has been made to the Registrar of Companies for the striking off of the Company nor have any steps been taken by the Registrar of Companies in relation to the striking off of the Company;

  4.3
  without prejudice to the generality of paragraph 3 of this letter there are no provisions of the laws of any jurisdiction outside England which would affect any statement in this opinion letter;

  4.4
  that all signatures purporting to be on behalf of (or to witness the execution on behalf of) the Company or any director of the Company are genuinely those of the persons whose signatures they purport to be;

  4.5
  that, where a document has been examined by us in draft form, it has been or will be signed and/or given final approval in the form of that draft by the persons authorised to execute the same;

  4.6
  the issued share capital of the Company as at the date hereof is £23,884,676.40 ordinary shares of £0.05 each and the authorised share capital of the Company as at the date hereof is £40,000,000 divided into 799,999,965 ordinary shares of £0.05 each and 17,500,000 Special Ordinary Voting Shares of £0.0001 each;

  4.7
  any resolution of the Board of Directors of the Company or Committee thereof which authorises the allotment and issue of any of the Shares referred to in paragraph 1 of this letter shall state that each Share will be issued and allotted credited as fully paid, and that the Company secretary will prepare and issue the requisite share certificates and form 88(2) in respect of the Shares and the register of members of the Company will be updated accordingly.

5.     OPINIONS

  Based upon the foregoing, and subject to the qualifications set out below and any matters not disclosed to us, it is our opinion that as at the date hereof:

  5.1
  the Company has the requisite corporate power to issue the Shares; and

  5.2
  the Shares proposed to be issued by the Company would, if issued on the date hereof, be:

  5.2.1
  validly allotted;

  5.2.2
  fully paid up;

  5.2.3
  issued free of any pre-emptive rights; and

    5.2.4
    non assessable, to the extent that "non assessable" means that no further contribution in respect of such shares will be required to be made to the issuer by reason of being solely a holder of such shares.

6.     QUALIFICATIONS

  The opinion which is expressed in this letter is subject to the following qualifications:

  6.1
  we express no opinion as to financial and accounting matters or the taxation consequences of the transactions contemplated by the Transaction;

  6.2
  we express no other opinion in relation to any other aspect of the Transaction;

  6.3
  shareholders can make arrangements outside the Company's constitutional documents in respect of restrictions on allotment or issue of shares or pre-emptive rights relating to shares, about which we express no opinion and we have had written confirmation from the Company that no such arrangements exist;

  6.4
  the allotment or issue of the Shares or the grant of any award in relation to the Shares will be subject to adherence to the terms of the Deferred Bonus Plan at the relevant time, about which we express no opinion; and

  6.5
  the obligations of the Company in respect of the Shares will be subject to any law from time to time in force relating to bankruptcy, insolvency, liquidation, reorganisation or administration or any other law or legal procedure affecting generally the enforcement of creditors' rights.

7.     CONSENT

  We hereby consent to the disclosure of this opinion letter as an exhibit to the Form S-8 and its consequent filing with the SEC.

8.     LAW

  This letter is governed by and shall be construed in accordance with English law.

9.     CONFIDENTIALITY AND RELIANCE

  This opinion is given for your sole benefit and may not be relied on by, or distributed to any other person, nor may it be relied on in any other context, nor is it to be quoted or made public in any way without our prior written consent.

Yours faithfully

DLA

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  EXHIBIT 5.1